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                                Exhibit 11


                   XIONICS DOCUMENT TECHNOLOGIES, INC.
                CALCULATION OF NET INCOME (LOSS) PER SHARE
    FOR THE THREE AND NINE MONTH PERIODS ENDED MARCH 31, 1996 AND 1997

                                                              Three Months Ended       Nine Months Ended
                                                             ---------------------    ---------------------
                                                             March 31,   March 31,    March 31,   March 31,
                                                               1997        1996         1997        1996
                                                             ---------   ---------    ---------   ---------

Net Income (Loss)                                          $(2,998,978)   $350,901   $(772,547) $(2,275,847)

Reconciliation of average number of shares outstanding
to amount used in net income (loss) per share computation:
      Weighted average number of shares outstanding         10,630,541   8,409,936   9,542,882    8,316,543
      Assumed exercise of stock options                                  1,997,016                        -
      Weighted average number of shares outstanding,        ----------  ----------  ----------   ----------
      as adjusted                                                       10,406,952


Net Income (Loss) per share                                     $(0.28)      $0.03      $(0.08)      $(0.27)
                                                            ----------  ----------  ----------   ----------

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